EXHIBIT 10.10

901 E. 233rd Street Carson, California 90745-6204 310/835-8400 Fax 310/835-6615
July 13, 2006
Mr. Kevin McDonnell
2210 Lorain Road
San Marino, CA 91108
Dear Kevin:
I am excited to make you a formal offer to join the Leiner team. Together we can build a great success for the Company and for ourselves as individuals. Your start date will be Monday, July 17, 2006. Following is our offer for the position of Executive Vice President, Chief Financial Officer:
1.	Base Salary: $300,000 Annual

2.	Bonus (Prorated for 8.5 months in FY07):
•	Minimum: 50% of Base Salary at $85 million EBITDA (Adj. EBITDA)

•	Target: 75% of Base Salary at $90 million EBITDA (Adj. EBITDA)

•	Upside: 100% of Base Salary at $95 million EBITDA (Adj. EBITDA)

•	Eligible for additional bonus awards at Board discretion
3.	Sign on Bonus: $50,000 payable upon start of employment

4.	Stock options: 10,000 shares upon hire with four year vesting or liquidity event

5.	Employment Agreement: Two years base salary and target bonus for termination without cause

6.	Club Memberships: Dues payable by expense report for two club memberships

7.	Health Benefits: Customary Executive Benefits (attached)

8.	Responsibilities will include Finance, Accounting, Human Resources, Management Systems (IT) and Legal

9.	Vacation: Four weeks

I would appreciate your acceptance by signing and returning this offer to my attention by July 14, 2006. If you have any questions please do not hesitate to call.

Regards,

/s/ Robert K. Reynolds

Robert K. Reynolds
Executive Vice President and Chief Operating Officer
I accept Leiner Health Products’ offer of employment.

/s/ Kevin McDonnell	7-17-06

Kevin McDonnell	Date